                                                                   EXHIBIT 10.16

                             SETTLEMENT AGREEMENT
                             --------------------

         THIS SETTLEMENT AGREEMENT (the "Agreement"), dated October 9th, 1998, is made by and between Nick Molina ("Molina") and Let's Talk Cellular and Wireless, Inc., a Florida corporation (the "Company").

                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, Molina and the Company have agreed that Molina's employment as an officer and director of the Company shall cease as of October 9, 1998;

         WHEREAS, Molina and the Company acknowledge this Agreement is necessary to fully and completely define the parties' obligations to each other going forward from October 9, 1998;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. Molina hereby voluntarily resigns as officer, director, and in any other capacity on behalf of the Company effective October 9, 1998 and acknowledges that this voluntary resignation is not the result of a constructive termination. Further, this Agreement supersedes and replaces that certain Amended and Restated Employment Agreement dated June 27, 1997 (including its Amendment dated July 9, 1998).

         2. The Company shall pay Molina a total of $450,000.00, pursuant to the following terms: 1) $200,000.00 shall be paid upon execution of this Agreement; and 2) $250,000.00 shall be paid on May 1, 1999. The Company agrees it will pay Molina 15% interest on any late payment of the $250,000.00 May 1, 1999 payment referenced above. The foregoing payments consist of consideration for the obligations of Molina contained herein, including but not limited to consideration for Molina's covenant not to compete contained in paragraph seven herein. Molina is also entitled to be paid his normal salary, on a pro-rated basis for the days he has worked in October, 1998 as well as nine of his accrued vacation days on the next regularly-scheduled Company payday.

         3. The Company will continue to provide Molina the following, and only the following, enumerated benefits in substantially the same form and cost as they are currently provided by the Company, until such time as the total $450,000 referenced in Paragraph 2 of this Agreement is paid in its entirety: auto lease (1 car), auto insurance, health insurance, life insurance, disability insurance, and 401(K) plan. Nothing contained in this Agreement shall in any way limit or diminish Molina's rights, if any, to convert any insurance policies, or exercise his rights under that Federal statute commonly referred to as COBRA. The Company shall provide Molina written notice of specific payments it makes concerning the above-referenced auto lease, auto insurance, and life insurance if such specific notice is requested by Molina. Molina is also entitled to continue to receive the benefit of the country club, the dues of which have already been paid for the club's current membership year. When the current country club membership year ends Molina shall retain the right to use the country club privileges in his own name at his own expense. The Company shall pay no further monies whatsoever with regard to country club membership

         4. Molina may retain all current "demo equipment" in his possession and may retain the use of pager services, and continue to utilize such "demo equipment" and pager services, as long as such "demo equipment" and pager services result in no cost or liability to the Company; provided, however, that Molina's right to use such "demo equipment" and pager service shall expire on October 9, 2002. Further, Molina may retain the use of two free promotional cellular lines (Nos. 305-904-3770 and 305-299-4750), as long as such free promotional cellular lines results in no cost or liability to the Company; provided, however, that Molina's right to use such free promotional cellular lines shall expire on October 9, 2002. The Company shall not be obligated to pay any further monies whatsoever with regard to the "demo equipment", pager service, and cellular lines referenced in this paragraph.

         5. The parties agree that the press release attached hereto as Exhibit "A" shall be released on the date of this Agreement. Further, in the event the Company cites by name the founders of the Company in any written communication publicly released by the Company concerning the Company's history (including media releases and prospectus), Molina shall be acknowledged as a co-founder of the Company. Molina shall also be entitled to sign the annual letter to the shareholders for the fiscal year ending July 31, 1998, and his picture shall appear in the Company's annual report if, and only if, other founder's pictures also appear therein.

         6. Molina's 91,174 Company stock options (Option No. __) which are already fully vested at the exercise price of approximately $20.04 shall remain exercisable in accordance with their terms, which the parties acknowledge expire on July 27, 2006. Also, one-third of Molina's 59,202 unvested Company stock options, with a strike price of $12.00, shall fully vest to Molina upon execution of this Agreement and the return of the original option agreement and the issuance of a replacement option agreement for the 19,734 options. The remaining unvested Company stock options shall terminate and expire upon the execution of this Agreement. Additionally, the Company agrees to file an appropriate registration statement, covering the issuance of the Company common stock upon exercise of these stock options within 180 days following the date on which any of the options "is in the money." The Company agrees to have outside counsel deliver an opinion upon request by Molina or any of his agents or representatives to assist Molina in the sale of his stock in compliance with the safe harbor provided by Rule 144 under the Securities Act of 1933, as amended, in order to facilitate any such transactions. On January 9, 1999, the Company shall, and instruct its transfer agent to, remove any legends and stop transfer orders with respect to the Company stock owned by Molina.

         7. Molina agrees, for a period of two years from the date of execution of this Agreement, not to directly or indirectly serve as a consultant to, or be an employee, officer, agent, director, or owner of more than 3% of, any corporation, partnership or other entity which engages in the primary business of selling cellular or wireless communication services or products to consumers on a retail basis in the Restricted Area (as defined herein). Molina also agrees, for a period of two years from the date of execution of this Agreement, not to directly or indirectly serve as a consultant to, or be an employee, officer, agent, director, or owner of more than 3% of, any retailer for which Molina will have any involvement in the sale or distribution of cellular or wireless communication services or products to consumers on a retail basis in the Restricted Area (as defined herein). The "Restricted Area" consists of any metropolitan area or proposed metropolitan area (as reflected in the written business plans of the Company in effect as of the date of this Agreement), in which the Company is doing or will do business within six months of the date of the execution of this Agreement. Molina further agrees that during the two year non-competition period, he will not solicit for employment or endeavor to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates who is an officer or manager of any department.

         8. Except as may be required by legal process or the lawful order of a court or agency of competent jurisdiction, Molina agrees to keep secret and confidential, for a period of two years from the date of the execution of this Agreement, all non-public information concerning the Company and/or its affiliates which was acquired by or disclosed to Molina during the course of his employment by the Company and/or its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statement), costs, operations, financial data, and plans, whether past, current or planned, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph shall not apply to information which is in the public domain or that was disclosed to Molina by independent third parties who are not bound by an obligation of confidentiality. Molina further agrees that he will not make any statement or disclosure which would be prohibited by applicable federal or state laws. Further, Molina agrees not to make or state publicly or privately any remark, comment, disclosure or communication that would reflect negatively on the Company, its affiliates, officers, employees, directors and/or shareholders. The Company agrees that its directors and officers who have been involved in the negotiation, approval and execution of this Agreement shall not make or state publicly or privately any remark, comment, disclosure or communication that would reflect negatively on Molina. The parties acknowledge that these covenants not to disparage in the future are a material part of this Agreement, the breach of which may cause substantial damages.

         9. The parties agree that any violation or breach of paragraphs seven and/or eight of this Agreement will result in irreparable harm. The parties further agree that in the event of a violation of paragraphs seven and/or eight of his Agreement, the injured party is entitled, upon the proper showing to a court of competent jurisdiction of a likelihood of success on the merits, to injunctive relief enjoining the offending party from further violation of the Agreement without the posting of a bond.

         10. The Company agrees to make an additional payment to Molina, at the time of the execution of this Agreement, in the amount of $11,300.00, as an agreed-to reimbursement amount for legal fees incurred by Molina to date relating solely to the negotiation and execution of this Agreement.

         11. Molina agrees to deliver to the Company, concurrently with his execution of this Agreement, a general release in the form attached hereto as Exhibit "B", The Company agrees to deliver to Molina, concurrently with the execution of this Agreement, a general release in the form attached hereto as Exhibit "C". Nothing contained in this Agreement or in the General Releases attached hereto as Exhibits "B" and "C" shall in any way restrict or prevent the parties from bringing an action to enforce its rights under this Agreement.

         12. The Indemnification Agreement between Molina and the Company, dated November 24, 1997 and attached hereto as Exhibit "D", shall remain in full force and effect.

         13. In the event the Company is sold to a third party, or if the Company conducts a stock buyback resulting in the Company becoming a privately held company, then Molina shall have the right to participate in such transaction(s) on the same terms and same basis as HIG Fund V or its affiliates. in the event HIG acquires all of the stock of the Company, then

Molina will be entitled to the same stock price and terms as given to Mr. Brett Beveridge. In the event of the above transaction(s), the Company will provide Molina at least thirty calendar days written notice of the transaction(s). Molina shall have twenty calendar days from the date of the above notification to notify the Company, in writing, of his intent to participate or not participate in the transactions. Molina's failure to deliver a written response within the requisite time period will be deemed waiver of Molina's right to participate in the transactions. In the event Molina elects to participate in the transactions, he agrees to deliver an enforceable proxy to the Company to be exercised by the Company with regard to Molina's shares.

         14. Waiver by any party of any breach of this Agreement shall not be considered as or constitute a continued waiver or waiver of any other breach at a future date or of any other provision of this Agreement.

         15. Any dispute arising between the parties hereto regarding the interpretation, application, and/or enforcement of this Agreement shall be referred to arbitration in Miami Dade County, Florida under the Expedited Employment Arbitration Rules of the American Arbitration Association. However, the parties agree that only one arbitrator shall be selected. The party requesting arbitration shall serve upon the other party hereto a written demand for arbitration. Should the party upon whom the demand for arbitration is served fail or refuse to participate in the arbitration, the arbitrator shall have the right to decide the dispute alone, and his decision or award shall be final and binding on the parties. Nothing contained in this paragraph shall in any way limit the right of either party to this Agreement to obtain injunctive relief under paragraph 9 of this Agreement.

         16. In the event any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other part of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida. The parties agree that any dispute concerning this Agreement shall have venue exclusively in Dade County, Florida.

         17. Neither this Agreement, nor any terms hereof, may be amended, changed, waived, discharged, or terminated unless such amendment, change, waiver, discharge, or termination is in writing and signed by the party against whom enforcement is sought. In the event of any dispute concerning this Agreement, neither party will be deemed to have drafted the Agreement such that any presumptions of law or fact are construed against a particular party.

         18. This Agreement, and new option agreement and indemnification agreement referenced herein, constitute the entire agreement between the parties, and the parties agree that there arc no other agreements, written or oral between them.

         19. The parties to this Agreement agree that the terms set forth herein are confidential in that a) Molina will not disclose the terms of this Agreement and/or the amounts paid to him under this Agreement to any person with the exception of his attorneys, accountants, financial advisors and immediate family members and b) the Company will not disclose the terms of this Agreement and amounts to be paid to Molina beyond those directors, officers, and managers who have a legitimate business need to know.

         20. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, affiliates and assigns of the parties.

         21. In the event of any litigation between the parties hereto concerning this Agreement or any document or instrument referred to herein, the prevailing party will be entitled to reimbursement and/or an award of reasonable attorneys fees and costs, including attorney time, paralegal time, pretrial, trial, appellate and post-judgment proceedings.

         22. Any notice or communication required or permitted to be given hereunder shall be addressed as follows: Nick Molina, 555 Arvida Parkway, Coral Gables, FL 33156 and Let's Talk Cellular & Wireless, Inc., 800 Brickell Avenue, Suite 400, Miami, FL 33131.

         The parties duly execute and deliver this Agreement on the date first above written.


                                         LET'S TALK CELLULAR AND WIRELESS, INC.


                                         By: /s/ Brett Beveridge
                                             ----------------------------------
                                             Name: Brett Beveridge
                                             Title: President

                                             /s/ Nick Molina
                                             ----------------------------------
                                             NICK MOLINA

                                                 Let's Talk Cellular & Wireless
                                                 800 Brickell Avenue
                                                 Miami, FL 33131
                                                 Nasdaq: LTCW


Let's Talk Cellular & Wireless                            The Finanical Relations Board
------------------------------                            -----------------------------
Brett Beveridge               Nick Molta                  Joe Calabrese               Lynn Sawyer-Landau          Claudine Cornelis
Chairman & President          305-905-3770                (general contact)           (analyst contact)           (media contact)
305-358-8255                  nickmolina@aol.com          212-661-8030                212-661-8030                212-661-8030

FOR IMMEDIATE RELEASE
October xx, 1998

                         LET'S TALK CELLULAR & WIRELESS
                    CO-CHAIRMAN NICK MOLINA TO LEAVE COMPANY

Miami, FL (October xx. 1998) - Let's Talk Cellular & Wireless, Inc, (Nasdaq:
LTCW), announced today that Nick Molina, Co-Chairman and President of Business Development, will be resigning his position effective October xx, 1998 to pursue other entrepreneurial opportunities. The Company has no plans to fill this position.

Brett Beveridge, President and Chairman of the Board said, "In the years since Nick and I co-founded the Company in 1989, Mick's entrepreneurial skills and expertise has helped build Let's Talk Cellular and Wireless into a leading retailer of cellular and wireless products. Nick has made significant contributions as a member of our management team in the areas of finance and administration as well as in the expansion of our retail operations. On behalf of the Company and the Board we wish him every success in his future endeavors."

Nick Molina said, "When Brett and I started this business 10 years ago, we had a dream of growing Let's Talk Cellular & Wireless into the largest independent wireless retailer in the U.S. Today I leave the Company as just that. It has been a wonderful journey and I will look to apply my experience on new and exciting ideas. I wish the team of Let's Talk the very best."

Let's Talk Cellular & Wireless is the larger independent specialty retailer of cellular and wireless products, services and accessories. Let's Talk Cellular & Wireless owns and operates xx stores located predominently in regional shopping malls and strip center locations throughout the United Slates and Puerto Rico.

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements should be considered in light of associated risks and uncertainties.

                                     # # #

 For more information on Let's Talk Cellular & Wireless via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol LTCW

                                                                       EXHIBIT A


                                GENERAL RELEASE
                                ---------------

         To all to Whom these Presents, shall come, or may concern, know that Nick Molina, on behalf of himself and all those entitled to make or bring claims by or through him, as RELEASOR, in consideration of the sum of Ten Dollars and 00/ 100 ($ 10.00), and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, releases and forever discharges Let's Talk Cellular & Wireless, Inc., its agents, affiliates, sureties, parent companies, managers, underwriters, successors, officers, directors, shareholders, employees, and trustees, as RELEASEE, from all actions, causes of actions, suits, debts, dues, sums of money, accounts. reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, rights, claims and demands whatsoever, whether in law, IN REM, equity or otherwise, and whether known or unknown, which RELEASOR or his respective successors or assigns ever had, may have had, now have, or hereafter can, shall or may have relating to any and all claims existing as of the date of this General Release, including, without limitation, those claims which in any way relate to the Amended and Restated Employment Agreement dated June 27, 1997 (including the Amendment dated July 9, 1998) or which relate to Molina's business relationship with RELEASEE; provided, however, that RELEASOR shall retain the right to enforce that certain Settlement Agreement dated October 9, 1998 by and between RELEASOR and RELEASEE. RELEASOR acknowledges this General Release has not been procured under fraud or duress and has been reviewed by his counsel prior to execution.


                                                      Nick Molina

                                                      By: /s/ Nick Molina
                                                          ---------------

STATE OF FLORIDA    )
                    ) SS.:
COUNTY OF MIAMI-DADE)

         BEFORE ME, the undersigned authority, personally appeared, Nick Molina, who is personally known to me or who has produced __________________ as identification, and who did/did not take an oath and acknowledged before me that he executed the foregoing Release.


                                                  /s/ Maria Carmen Perez
My commission expires:                            -----------------------------
                                                  NOTARY PUBLIC, STATE OF
                                                  FLORIDA AT LARGE
                                                  Name: Maria Carmen Perez
      OFFICIAL NOTARY SEAL
       MARIA CARMEN PEREZ
 NOTARY PUBLIC STATE OF FLORIDA
     COMMISSION NO. CC637846
MY COMMISSION EXP. APR. 10, 2001

                                                                       EXHIBIT B


                                GENERAL RELEASE
                                ---------------

         To all to Whom these Presents, shall come, or may concern, know that Let's Talk Cellular & Wireless, Inc., on behalf of itself and all those entitled to make or bring claims by or through it, as RELEASOR, in consideration of the sum of Ten Dollars and 00/100 ($ 10,00), and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, releases and forever discharges Nick Molina, as RELEASEE, from all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, rights, claims and demands whatsoever, whether in law, IN REM equity or otherwise, and whether known or unknown, which RELEASOR or its respective successors or assigns ever had, may have had, now have. or hereafter can, shall or may have relating to any and all claims existing as of the date of this General Release, including, without limitation, those claims which in any way relate to the Amended and Restated Employment Agreement dated June 27, 1997 (including the Amendment dated July 9. 1998) or which relate to Molina's business relationship with RELEASOR, provided, however, that RELEASOR shall retain the right to enforce that certain Settlement Agreement dated October 9, 1998 by and between RELEASOR and RELEASEE.


                                            Let's Talk Cellular & Wireless, Inc.

                                            By: /s/ Brett Beveridge
                                                -------------------------------
                                                Name: Brett Beveridge
                                                Title: President

STATE OF FLORIDA    )
                    ) SS.:
COUNTY OF MIAMI-DADE)

         BEFORE ME, the undersigned authority, personally appeared Brett Beveridge as the President of Let's Talk Cellular & Wireless, Inc, who is
personally known to me or who has produced             as identification, and
who did/did not take an oath and acknowledged before me that he executed the foregoing Release.


                                                  /s/ Maria Carmen Perez
My commission expires:                            -----------------------------
                                                  NOTARY PUBLIC, STATE OF
                                                  FLORIDA AT LARGE
                                                  Name: Maria Carmen Perez
      OFFICIAL NOTARY SEAL
       MARIA CARMEN PEREZ
 NOTARY PUBLIC STATE OF FLORIDA
     COMMISSION NO. CC637846
MY COMMISSION EXP. APR. 10, 2001

                                                                      EXHIBIT C


                           INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT, dated as of the 24th day of November, 1997, between LET'S TALK CELLULAR & WIRELESS, INC., a Florida corporation (the "Company"), and NICOLAS MOLINA (the "Indemnitee").

                                   RECITALS

         A. The Company desires to retain the services of the Indemnitee as Director of the Company.

         B. As a condition to the Indemnitee's agreement to continue to serve as Director of the Company, the Indemnitee requires that he be indemnified from liability to the fullest extent permitted by law.

         C. The Company is willing to indemnify the Indemnitee to the fullest extent permitted by law in order to retain the services of the Indemnitee.

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Company and the Indemnitee agree as follows:

         1. MANDATORY INDEMNIFICATION IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE COMPANY. Subject to Section 4 hereof, the Company shall indemnify and hold harmless the Indemnitee from and against any and all claims, damages, expenses (including attorneys' fees), judgments. fines (including excise taxes assessed with respect to an employee benefit plan), amounts paid in settlement and all other liabilities actually and reasonably incurred by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) and to which the Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an officer, director, shareholder, employee or agent of the Company, or is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent of another corporation. partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Indemnitee in any such capacity or capacities, provided that the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         2. MANDATORY INDEMNIFICATION IN ACTIONS OR SUITS BY OR IN THE RIGHT OF THE COMPANY. Subject to Section 4 hereof, the Company shall indemnify and hold harmless the Indemnitee from and against any and all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor and to which the Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an officer, director, shareholder, employee or agent of the Company, or is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by the Indemnitee in such capacity or capacities, provided that (i) the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (ii) indemnification for amounts paid in settlement shall not exceed the estimated expense of litigating the proceeding to conclusion, and (iii) no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable for misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought (or any other court of competent jurisdiction) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        3. REIMBURSEMENT OF EXPENSES FOLLOWING ADJUDICATION OF NEGLIGENCE. The Company shall reimburse the Indemnitee for any expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any action or suit described in Section 2 hereof that results in an adjudication that the Indemnitee was liable for negligence, gross negligence or recklessness (but not willful misconduct) in the performance of his duty to the Company; provided, however, that the Indemnitee acted in good faith and in a manner he believed to be in the best interests of the Company.

        4. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under Sections 1 and 2 hereof (unless ordered by a court) and any reimbursement made under
Section 3 hereof shall be made by the Company only as authorized in the specific case upon a determination (the "Determination") that indemnification or reimbursement of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 1, 2 or 3 hereof, as the case may be. Subject to Sections 5.6, 5.7, 5.8 and 8 of this Agreement, the Determination shall be made in the following order of preference:

                         (1) first, by the Company's Board of Directors (the
"Board") by majority vote or consent of a quorum consisting of directors ("Disinterested Directors") who are not, at the time of the Determination, named parties to such action, suit or proceeding; or

                         (2) next, if such a quorum of Disinterested Directors
cannot be obtained, by majority vote or consent of a committee duly designated by the Board (in which designation all directors, whether or not Disinterested Directors, may participate) consisting solely of two or more Disinterested Directors; or

                         (3) next, if such a committee cannot be designated, by
any independent legal counsel (who may be the outside counsel regularly employed by the Company); or

                         (4) next, if such legal council determination cannot
be obtained. by vote or consent of the holders of a majority of the Company's common stock that are represented in person or by proxy and entitled to vote at a meeting called for such purpose.

                 4.1 NO PRESUMPTIONS. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 4.2 BENEFIT PLAN CONDUCT. The Indemnitee's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be deemed to be conduct that the Indemnitee reasonably believed to be not opposed to the best interests of the Company.

                 4.3 RELIANCE AS SAFE HARBOR. For purposes of any Determination hereunder, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on (i) the records or books of account of the Company or another enterprise, including financial statements, (ii) information supplied to him by the officers of the Company or another enterprise in the course of their duties,
(iii) the advice of legal counsel for the Company or another enterprise, or (iv) information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term "another enterprise" as used in this Section 4.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request or the Company as an officer, director, partner, trustee, employee or agent. The provisions of this Section 4.3 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in Sections 1, 2 or 3 hereof, as the case may be.

                 4.4 SUCCESS ON MERITS OR OTHERWISE. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 1 or 2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal thereof. For purposes of this
Section 4.4, the term "successful on the merits or otherwise" shall include, but not be limited to, (i) any termination, withdrawal, or dismissal (with or without prejudice) of any claim, action, suit or proceeding against the Indemnitee without any express finding of liability or guilt against him, (ii) the expiration of 120 days after the making of any claim or threat of an action, suit or proceeding without the institution of the same and without any promise or payment made to induce settlement, or (iii) the settlement of any action, suit or proceeding under Section 1, 2 or 3 hereof pursuant to which the Indemnitee pays less thin $25,000.

                 4.5 PARTIAL INDEMNIFICATION OR REIMBURSEMENT. If the Indemnitee is entitled under any provision of this Agreement to indemnification and/or reimbursement by the Company for some or a portion of the claims, damages, expenses (including attorneys' fees), judgments, fines or amounts paid in settlement by the Indemnitee in connection with the investigation, defense, settlement or appeal of any action specified in Section 1, 2 or 3 hereof, but not, however, for the total amount thereof, the Company shall nevertheless indemnify and/or reimburse the indemnitee for the portion thereof to which the Indemnitee is entitled. The party or panics making the Determination shall determine the portion (if less than all) of such claims, damages, expenses (including attorneys' fees), judgments, fines or amounts paid in settlement for which the Indemnitee is entitled to indemnification and/or reimbursement under this Agreement.

                 4.6 LIMITATIONS ON INDEMNIFICATION. No indemnification pursuant to Sections 1 and 2 hereof shall be paid by the Company if a judgment (after exhaustion of all appeals) or other final adjudication determines that the Indemnitee's actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                         (a) a violation of criminal law, unless the Indemnitee
had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                         (b) a transaction from which the Indemnitee received
an improper personal benefit within the meaning of Section 6070850(7) of the Florida Business Corporation Act;

                         (c) a circumstance under which the liability
provisions of Section 607.0834 of the Florida Business Corporation Act are applicable; or

                         (d) willful misconduct or conscious disregard for the
best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder of the Company.

        5. PROCEDURES FOR DETERMINATION OF WHETHER STANDARDS HAVE BEEN
SATISFIED.

                 5.1 COSTS. All costs of making the Determination required by
Section 4 hereof shall be borne solely by the Company, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Company shall also be solely responsible for paying (i) all reasonable expenses incurred by the Indemnitee to enforce this Agreement, including, but not limited to, the costs incurred by the Indemnitee to obtain court-ordered indemnification pursuant to Section 8 hereof, regardless of the outcome of any such application or proceeding, and (ii) all costs of defending any suits or proceedings challenging payments to the Indemnitee under this Agreement.

                 5.2 TIMING OF THE DETERMINATION, The Company shall use its best efforts to make the Determination contemplated by Section 4 hereof promptly. In addition, the Company agrees:

                         (a) if the Determination is to be made by the Board or
a committee thereof, such Determination shall be made not later than 15 days after a written request for a Determination (a "Request") is delivered to the Company by the Indemnitee;

                         (b) if the Determination is to be made by independent
legal counsel, such Determination shall be made not later than 30 days after a Request is delivered to the Company by the Indemnitee; and

                         (c) if the Determination is to be made by the
shareholders of the Company, such Determination shall be made not later than 120 days after a Request is delivered to the Company by the Indemnitee.

The failure to make a Determination within the above-specified time period shall constitute a Determination approving full Indemnification or reimbursement of the Indemnitee. Notwithstanding anything herein to the contrary, a Determination may be made in advance of (i) the Indemnitee's payment (or incurring) of expenses with respect to which indemnification or reimbursement is sought and/or (ii) final disposition of the action, suit or proceeding with respect to which indemnification or reimbursement is sought.

                 5.3 REASONABLENESS OF EXPENSES. The evaluation and finding as to the reasonableness of expenses incurred by the Indemnitee for purposes of this Agreement shall be made (in the following order of preference) within 15 days of the Indemnitee's delivery to the Company of a Request that includes a reasonable accounting of expenses incurred:

                         (a) first, by the Board by a majority vote of a quorum
consisting of Disinterested Directors; or

                         (b) next, if a quorum cannot be obtained under
subdivision (a), by majority vote or consent of a committee duly designated by the Board (in which designation all directors, whether or not Disinterested Directors, may participate), consisting solely of two or more Disinterested Directors; or

                         (c) next, if a finding cannot be obtained under either
subdivision (a) or (b), by vote or consent of the holders of a majority of the Company's Common Stock that are, represented in person or by proxy at a meeting called for such purpose.

All expenses shall be considered reasonable for purposes of this Agreement if the finding contemplated by this Section 5.3 is not made within the prescribed time. The finding required by this Section 5.3 may be made in advance of the payment (or incurring) of the expenses for which indemnification or reimbursement is sought.

                 5.4 PAYMENT OF INDEMNIFIED AMOUNT. Immediately following a Determination that the Indemnitee has met the applicable standard of conduct set forth in Section 1, 2 or 3 hereof, as the case may be, and the finding of reasonableness of expenses contemplated by Section 5.3 hereof, or the passage of time prescribed for making such determination(s), the Company shall pay to the Indemnitee in cash the amount to which the Indemnitee is entitled to be indemnified and/or reimbursed, as the case may be, without further authorization or action by the Board; provided, however, that the expenses for which indemnification or reimbursement is sought have actually been incurred by the Indemnitee.

                 5.5 SHAREHOLDER VOTE ON DETERMINATION. The Indemnitee and any other shareholder who is A party to the proceeding for which Indemnification or reimbursement is sought shall be entitled to vote on any Determination to be made by the Company's shareholders, including a Determination made pursuant to
Section 5.7 hereof. In addition, in connection with each meeting at which a shareholder Determination will be made, the Company shall solicit proxies that expressly include a proposal to indemnify or reimburse the Indemnitee. The

Company proxy statement relating to the proposal to indemnify or reimburse the Indemnitee shall not include a recommendation against indemnification or reimbursement.

                 5.6 SELECTION OF INDEPENDENT LEGAL COUNSEL. If the Determination required under Section 4 is to be made by independent legal counsel, such counsel shall be selected by the Indemnitee with the approval of the Board, which approval shall not be unreasonably withheld. The fees and expenses incurred by counsel in making any Determination (including Determinations pursuant to Section 5.8 hereof) shall be borne solely by the Company regardless of the results of any Determination and, if requested by counsel, the Company shall give such counsel an appropriate written agreement with respect to the payment of their fees and expenses and such other matters as may be reasonably requested by counsel.

                 5.7 RIGHT OF DIRECTOR TO APPEAL AN ADVERSE DETERMINATION BY BOARD. If a Determination is made by the Board or a committee thereof that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 3 hereof, upon the written request of the Indemnitee and the Indemnitee's delivery of $500 to the Company, the Company shall cause a new Determination to be made by the Company's shareholders at the next regular or special meeting of shareholders. Subject to Section 3 hereof, such Determination by the Company's shareholders shall be binding and conclusive for all purposes of this Agreement.

                 5.8 RIGHT OF DIRECTOR TO SELECT FORUM FOR DETERMINATION. If, at any time subsequent to the date of this Agreement, "Continuing Directors" do not constitute a majority of the members of the Board, or there is otherwise a change in control of the Company (as contemplated by Item 403(c) of Regulation S-K), then upon the request of the Indemnitee, the Company shall cause the Determination required by Section 4 hereof to be made by independent legal counsel selected by the Indemnitee and approved by the Board (which approval shall not be unreasonably withheld), which counsel shall be deemed to satisfy the requirements of clause (3) of Section 4 hereof. If none of the legal counsel selected by the Indemnitee are willing and/or able to make the Determination, then the Company shall cause the Determination to be made by a majority vote or consent of a Board committee consisting solely of Continuing Directors. For purposes of this Agreement, a "Continuing Director" means either a member of the Board at the date of this Agreement, or a person nominated to serve as a member of the Board by a majority of the then Continuing Directors.

                 5.9 ACCESS BY INDEMNITEE TO DETERMINATION. The Company shall afford to the Indemnitee and his representatives ample opportunity to present evidence of the facts upon which the Indemnitee relies for indemnification or reimbursement, together with other information relating to any requested Determination. The Company shall also afford the Indemnitee the reasonable opportunity to include such evidence and information in any Company proxy statement relating to a shareholder Determination.

                 5.10 JUDICIAL DETERMINATIONS IN DERIVATIVE SUITS. In each action or suit described in Section 2 hereof, the Company shall cause its counsel to use its best efforts to obtain from the Court in which such action or suit was brought (i) an express adjudication whether the Indemnitee is liable for negligence or misconduct in the performance of his duty to the Company, and, if the Indemnitee is so liable, (ii) a determination whether and to what extent, despite the adjudication of liability but in view of all the circumstances of the case (including this Agreement), the Indemnitee is fairly and reasonably entitled to indemnification.

        6. SCOPE OF INDEMNITY. The actions, suits and proceedings described in Sections 1 and 2 hereof shall include, for purposes of this Agreement, any actions that involve, directly or indirectly, activities of the Indemnitee both in his official capacities as a Company director or officer and actions taken in another capacity while serving as director or officer, including, but not limited to, actions or proceedings involving (i) compensation paid to the Indemnitee by the Company, (a) activities by the Indemnitee on behalf of the Company, including actions in which the Indemnitee is plaintiff, (iii) actions alleging a misappropriation of a "corporate opportunity," (iv) responses to a takeover attempt or threatened takeover attempt of the Company, (v) transactions by the Indemnitee in Company securities, and (vi) the Indemnitee's preparation for and appearance (or potential appearance) as a witness in any proceeding relating, directly or indirectly, to the Company. In addition, the Company agrees that, for purposes of this Agreement, all services performed by the Indemnitee on behalf of, in connection with or related to any subsidiary of the Company, any employee benefit plan established for the benefit of employees of the Company or any subsidiary, any corporation or partnership or other entity in which the Company or any subsidiary has a 5% ownership interest, of any other affiliate of the Company, shall be deemed to be at the request of the Company.

        7. ADVANCE FOR EXPENSES.

                 7.1 MANDATORY ADVANCE. Expenses (including attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other payments) incurred by the Indemnitee in investigating, defending, settling or appealing any action, suit or proceeding described in Section 1 or 2 hereof shall be paid by the Company in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Indemnitee, but in no event later than 10 days following the Indemnitee's delivery to the Company of a written request for an advance pursuant to this
Section 7, together with a reasonable accounting of such expenses.

                 7.2 UNDERTAKING TO REPAY. The Indemnitee hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 7 if and to the extent that it shall ultimately be found that the Indemnitee is not entitled to be indemnified by the Company for such amounts.

                 7.3 MISCELLANEOUS. The Company shall make the advances contemplated by this Section 7 regardless of the Indemnitee's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest-free.

        8. COURT-ORDERED INDEMNIFICATION. Regardless whether the Indemnitee has met the standard of conduct set forth in Sections 1, 2 or 3 hereof. as the case may be, and notwithstanding the presence or absence of any Determination whether such standards have been satisfied, the Indemnitee may apply for indemnification (and/or reimbursement pursuant to Section 3 or 12 hereof) to the court conducting any proceeding to which the Indemnitee is a party or to any other court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification (and/or reimbursement) if it determines the Indemnitee is fairly and reasonably entitled to indemnification (and/or reimbursement) in view of all the relevant circumstances (including this Agreement).

         9. NONDISCLOSURE OF PAYMENTS. Except as expressly required by Federal securities laws, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained. Any payments to the Indemnitee that must be disclosed shall, unless otherwise required by law, be described only in Company proxy or information statements relating to special and/or annual meetings of the Company's shareholders, and the Company shall afford the Indemnitee the reasonable opportunity to review all such disclosures and, if requested, to explain in such statement any mitigating circumstances regarding the events reported.

        10. COVENANT NOT TO SUE, LIMITATION OF ACTIONS AND RELEASE OF CLAIMS. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company (or any of its subsidiaries) against the Indemnitee, his spouse, heirs, executors, personal representatives or administrators after the expiration of 2 years from the date the Indemnitee ceases (for any reason) to serve as either director or an executive officer of the Company, and any claim or cause of action of the Company (or any of its subsidiaries) shall be extinguished and deemed released unless asserted by filing of a legal action within such 2-year period.

        11. INDEMNIFICATION OF INDEMNITEE'S ESTATE. Notwithstanding any other provision of this Agreement, and regardless whether indemnification of the Indemnitee would be permitted and/or required under this Agreement, if the Indemnitee is deceased, the Company shall indemnify and hold harmless the Indemnitee's estate, spouse, heirs, administrators, personal representatives and executors (collectively the "Indemnitee's Estate") against, and the Company shall assume, any and all claims, damages, expenses (including attorneys' fees), penalties, judgments, fines and amounts paid in settlement actually incurred by the Indemnitee or the Indemnitee's Estate in connection with the investigation, defense, settlement or appeal of any action described in Section 1 or 2 hereof. Indemnification of the Indemnitee's Estate pursuant to this Section 11 shall be mandatory and not require a Determination or any other finding that the Indemnitee's conduct satisfied a particular standard of conduct.

         12. REIMBURSEMENT OF ALL LEGAL EXPENSES. Notwithstanding any other provision of this Agreement, and regardless of the presence or absence of any Determination, the Company promptly (but not later than 30 days following the Indemnitee's submission of a reasonable accounting) shall reimburse the Indemnitee for all attorneys' fees and related court costs and other expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any action described in Section 1 or 2 hereof (including, but not limited to, the matters specified in Section 6 hereof).

        13. MISCELLANEOUS

                 13.1 NOTICE PROVISION. Any notice. payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by registered or certified mail, with postage and charges prepaid and addressed to the parties at the addresses set forth above their signatures to this Agreement.

                 13.2 ENTIRE AGREEMENT. Except for the Company's Articles of Incorporation, this Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

                 13.3 SEVERABILITY OF PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore. in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

                 13.4 APPLICABLE LAW. This Agreement shall be governed by and construed under the laws of the State of Florida.

                 13.5 EXECUTION IN COUNTERPARTS. This Agreement and any amendment may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument.

                 13.6 COOPERATION AND INTENT. The Company shall cooperate in good faith with the Indemnitee and use its best efforts to ensure that the Indemnitee is indemnified and/or reimbursed for liabilities described herein to the fullest extent permitted by law.

                 13.7 AMENDMENT. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.

                 13.8 BINDING, EFFECT. The obligations of the Company to the Indemnitee hereunder shall survive and continue as to the Indemnitee even if the Indemnitee ceases to be a director, officer, employee and/or agent of the Company. Each and all of the covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors to the Company and, upon the death of the Indemnitee, to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

                 13.9 GENDER AND NUMBER. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

                 13.10 NONEXCLUSIVITY. The rights or indemnification and reimbursement provided in this Agreement shall be in addition to any rights to which the Indemnitee may otherwise be entitled by statute, bylaw, agreement, vote of shareholders or otherwise.

                 13.11 EFFECTIVE DATE. The provisions of this Agreement shall cover claims, actions, suits and proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place.

Executed as of the date first above written.


                                             THE COMPANY:


                                             ----------------------------------



                                             By: /s/ Brett Beveridge
                                                 ------------------------------
                                                 BRETT BEVERIDGE President



                                             THE INDEMNITEE:


                                             /s/ Nicolas Molina
                                             ----------------------------------
                                             NICOLAS MOLINA Director



                                             Print address

                                             800 Brickell Ave., Ste. 400
                                             Miami. FL 33131